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                                                                    EXHIBIT 99.9

[LOGO] Merrill Lynch

         CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

  We hereby consent to the inclusion of our opinion letter dated December 13, 1998 to the Board of Directors of The Learning Company, Inc. ("TLC") as Annex C to the Joint Proxy Statement/ Prospectus relating to the proposed merger of TLC and Mattel, Inc. and to the references thereto in such Joint Proxy Statement/Prospectus under the captions "SUMMARY--Opinions Of Financial Advisors," "THE MERGER--Background of the Merger," "--Recommendation of the Board of Directors of Learning Company; Learning Company's Reasons for the Merger" and "--Opinion of Financial Advisor to Learning Company." In giving this consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933 and the rules and regulations promulgated thereunder.

New York, New York

March 25, 1999

                         /s/ Merrill Lynch, Pierce, Fenner & Smith
                          Incorporated
                     By: __________________________________________________
                                        Merrill Lynch, Pierce, Fenner
                                           & Smith Incorporated